Exhibit 10.31

SECOND AMENDMENT TO THE EXECUTIVE SAVINGS PLAN

OF TYSON FOODS, INC.

(AS AMENDED AND RESTATED AS OF JANUARY 1, 2009)

THIS SECOND AMENDMENT is made on this 5th day of February, 2010 by Tyson Foods, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Employer”).

INTRODUCTION:

WHEREAS, the Employer maintains the Executive Savings Plan of Tyson Foods, Inc. (the “Plan”), which was last amended and restated by an indenture effective as of January 1, 2009;

WHEREAS, the Employer now desires to amend the Plan to permit the distribution of benefits pursuant to the terms of certain domestic relations orders; and

WHEREAS, the Board of Directors of the Employer has authorized and approved the amendments provided herein.

NOW, THEREFORE, the Employer does hereby amend the Plan, effective for domestic relations orders entered on the docket for a particular court case by the clerk of the court on and after May 1, 2010, by deleting the existing Section 9.2 in its entirety and by substituting therefor the following:

“9.2 Inalienability of Benefits. The right of any Member or Beneficiary to any benefit or payment under the Plan shall not be subject to alienation or assignment, and to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process. In the event a Member or Beneficiary who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void. Notwithstanding the foregoing, all or a portion of a Member’s Post-2004 Account may be distributed to the spouse or a former spouse of the Member pursuant to the terms of a domestic relations order which creates or recognizes the existence of the spouse’s or former spouse’s right to, or assigns to the spouse or former spouse the right to, receive all or a portion of the Member’s Post-2004 Account. Subject to such additional rules as the Committee may prescribe from time to time, for purposes of this Section 9.2, the term “domestic relations order” means any judgment, decree or order (including approval of a property settlement agreement) which relates to the provision of alimony payments or marital property rights to the spouse or a former spouse of a Member, is made pursuant to a state domestic relations law (including a community property law) and does not provide for any form of payment different from those forms of payment permitted by the terms of the

Plan; provided, however, that any such order may provide for the payment (or, if otherwise permitted, the commencement of payment) of the assigned portion of a Member’s Post-2004 Account immediately following a final determination by the Committee that the order qualifies as a domestic relations order within the meaning of this Section 9.2 and such additional rules promulgated by the Committee pursuant to the provisions of this Section 9.2.”

Except as specifically amended hereby, the Plan shall remain in full force and effect prior to this Second Amendment.

IN WITNESS WHEREOF, the Employer has caused this Second Amendment to be executed on the day and year first above written.

TYSON FOODS, INC.

By:	/s/ Dennis Leatherby
Title:	Executive Vice President and Chief
Financial Officer

ATTEST:

By:	/s/ R. Read Hudson
Title:	Vice President, Assoc. General
Counsel and Secretary

[CORPORATE SEAL]

2